EXHIBIT 10.1

                          MERLIN GROUP MANAGEMENT CORP.

                                                                     May 7, 2004


Via Telecopy

Mr. Rick Strattan
CTD Holdings Inc.
27317 NW 78 Avenue

High Springs, Florida 32643

         Re:      CTD Holdings, Inc. (collectively, the "Company")

Dear Mr. Strattan:

         We are pleased that you wish to engage us to perform certain hereinafter specified consulting and advisory services for the Company. This letter is intended to set forth our understanding as to the nature and scope of the consulting and advisory services we have agreed to render for the Company, the amount of our fees for these services and the terms upon which the Company will make payment of these fees.

         You have engaged us to assist the Company in correcting its capital structure and putting certain securities in place which will ensure your continued control of the Company as it expands its operations (the "Phase 1 Services"). In connection with these transactions, as consideration for a series of preferred stock to be issued to you by the Company you will return to the Company the 1,029,412 shares of common stock recently issued to you as consideration for certain assets acquired by the Company. You have agreed that you will return those shares to the treasury of the Company immediately upon the filing of articles of amendment to the Company's Articles of Incorporation creating such preferred shares, which such filing shall occur 20 days after the mailing of the definitive proxy statement which is contemplated as part of the aforedescribed recapitalization. Our fee for the Phase 1 Services is 343,137 shares of the Company's common stock (the "Compensation Shares"), which is an amount equal to one-third of 1,029,412 shares. This fee is due and payable concurrent with the filing of such articles of amendment. The Compensation Shares shall be, when issued, fully paid, non-assessable and freely tradeable under the Securities Act of 1933 pursuant to a registration statement on Form S-8 to be filed with the SEC. The Compensation Shares shall be issued in such names and in such denominations as we instruct and in accordance with the applicable rules regarding the usage of Form S-8.

         At our discretion we may engage additional independent contractors to assist us in rendering the Phase 1 Services and the fees of these additional independent contractors will be our responsibility. We have advised you that we are not attorneys and as such cannot provide you with legal advice in connection with the Phase 1 Services or otherwise. As an inducement to accept the engagement you have advised us that the Company will obtain such advice and guidance from its corporate and securities counsel and independent auditors as you deem necessary in conjunction with the project discussed herein. In rendering the Phase 1 Services, we will liaison with the Company's securities and corporate counsel and independent auditors. The Company will be responsible for fees and costs of its securities and corporate counsel and independent auditors with respect to the Phase 1 Services. The Company will advise these professionals as to our role in assisting the Company pursuant to this engagement and instruct these professionals to cooperate with us and make such information available to us as we deem appropriate to undertake our engagement for the Company. All final content of any document of the Company is the responsibility of the Company. While we will assist the Company in preparing such content, we will make no effort to independently verify any of the information contained therein.

         You will also reimburse us or pay directly any pre-approved expenses we incur in providing the Phase 1 Services for you, such as travel expense, filing fees, photocopying, and similar expenses. The Company will be billed monthly for any pre-approved costs incurred during the previous month and, upon the conclusion of our engagement, for any previously unbilled amounts. Payment is due upon the receipt of our bill.

         In connection with our engagement, we acknowledge that the Company may disclose to us certain non-public information. We further understand that the Company requires that such information be kept confidential by us. Accordingly, in connection with your engagement of our firm hereunder, we agree as follows:

     1. For purposes of our this letter agreement, "Confidential Information" may include, but is not limited to, customer lists, strategic and business plans and projections, projects, trade secrets, technical information, protocols, computer software, product descriptions, production methods, training manuals, output displays, designs, drawings, processes, systems, concepts, procedures, formulae, test data, know-how, improvements, price lists, cost information, financial data, supplier lists, vendor lists, sketches and plans or any other compilation of information whatsoever, whether written or unwritten. Confidential Information shall also include any process or demonstrations viewed by an employee, agent or representative of a party which is either identified as being or embodying Confidential Information or falls within the definition contained in this paragraph. Any information which is expressly designated as confidential or proprietary by the Company shall be treated as Confidential Information as referred to in this letter agreement, but information not so expressly designated shall still be treated as Confidential Information so long as the information falls within the definition contained in this paragraph.

     2. We agree that we will keep all Confidential Information confidential. We will disclose Confidential Information only to those of our officers, directors, partners, employees, agents and representatives who have (and only to the extent such persons have) a legitimate need for access to such Confidential Information (the "Third Parties") in connection with the foregoing purposes. We will advise all Third Parties having access to Confidential Information that such information is confidential and that access to Confidential Information is to be limited and shall direct them not to (and such Third Parties shall not) disclose Confidential Information or provide access to such information to any third party.

     3. Our obligation to keep confidential all Confidential Information does not apply to Confidential Information which, without breach of any obligation hereunder:

               (a) is or becomes publicly known or generally known within the trade;

               (b)  is known by us prior to  disclosure  by the Company;

               (c) is lawfully obtained by us after the termination of our engagement from a source other than the Company with the right to disclose such Confidential Information without restriction; or

               (d) is required to be disclosed by law or court order, provided that if we determine that any Confidential Information must be disclosed as a result of any law or court order, we will notify the Company as soon as possible prior to such disclosure so that the Company may take such action as it may deem appropriate to protect such information.

         In the performance of our services, we shall be obligated to act only in good faith, and shall not be liable to the Company for errors in judgment that are not the result of gross negligence or willful misconduct. By executing this letter agreement, the Company agrees to indemnify and hold us and each person who controls our company within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934 , and the our officers, directors, employees, accountants, attorneys and agents (the "Indemnitees") harmless against any and all losses, claims, expenses, damages or liabilities, joint or several, to which they or any of them may become subject (including the costs of any investigation and all reasonable attorneys' fees and costs) or incurred by them, to the fullest extent lawful, in connection with any pending or threatened litigation, legal claim or proceeding, whether or not resulting in any liability, arising out of or in connection with the services rendered by us hereunder or any transactions in connection with this letter agreement; provided, however, that the indemnity agreement contained in this paragraph shall not apply to any such losses, claims, related expenses, damages or liabilities arising out of our gross negligence, willful misconduct or fraud as may be determined by a court of competent jurisdiction.

         Any disputes regarding the interpretation or enforcement of this letter agreement may be resolved only by the Florida courts, and we and the Company each consent to the exclusive jurisdiction of the Circuit or County Court of the 17th Judicial Circuit in and for Broward County, Florida, for the purposes of resolving any and all disputes arising from or in any way relating to the subject matter of this letter agreement. Each party waives their respective right to bring any action in any other court. The prevailing party in any action to construe or enforce the rights and duties of the parties arising from or in any way relating to this letter agreement will be entitled to reasonable attorneys' fees and costs incurred. Florida law will govern all of the rights and duties of the parties arising from or relating in any way to the subject matter of this letter agreement, and will be applied to construe and enforce this letter agreement.

         No changes or modifications of this letter agreement will be valid unless in writing and signed by all of the parties to this letter agreement. No waiver of any provision of this letter agreement will be valid unless in writing and signed by the person or party against whom charged.

         If the foregoing is agreeable to you, please acknowledge your understanding and agreement by countersigning this letter agreement and faxing same to 410-884-3683. We appreciate your confidence in us and we assure you that we will make every effort to perform our services in a prompt and efficient manner.

                                                 Sincerely,

                                             /s/ Steven T. Dorrough
                                                 Steven T. Dorrough

Agreed To:

CTD Holdings Inc.

By: /s/ C.E. Rick Strattan
---------------------------------
C.E. Rick Strattan
Date:5/21/04

         Rick Strattan, President


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                          MERLIN GROUP MANAGEMENT CORP.

                                                              May 24, 2004


Via Telecopy 386-454-8134

Mr. Rick Strattan
CTD Holdings Inc.
27317 NW 78 Avenue

High Springs, Florida 32643

         Re:      CTD Holdings, Inc. (collectively, the "Company")

Dear Mr. Strattan:

         In furtherance to our engagement letter with the Company dated May 7, 2004, as executed by you on May 21, 2004, this letter shall serve as our instructions to issue the aggregate of 343,137 shares of the Company's common stock which are compensation for the services being rendered to the Company in accordance therewith as follows:

                  Name and address                                No. of shares

                  Steven T. Dorrough                                   171,569
                  610-AE Battlefield Street
                  Suite 184
                  Springfield, Missouri 65807

                  Ella Chesnutt                                        171,568
                  6200 Devon Drive
                  Columbia, Maryland 21044



                                                            Sincerely,

                                                        /s/ Steven T. Dorrough
                                                            Steven T. Dorrough

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